                                                                    EXHIBIT 99.2


For further information contact:

Kerry J. Chauvin                                        Joseph "Duke" Gallagher
Chief Executive Officer                                 Chief Financial Officer
(985) 872-2100                                                   (985) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 24, 2002

                          GULF ISLAND FABRICATION, INC.
                         REPORTS FIRST QUARTER EARNINGS

         Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $1.4 million ($.12 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $27.2 million for its first quarter ended March 31, 2002, compared to net income of $918 thousand ($.08 diluted EPS) on revenue of $27.6 million for the first quarter ended March 31, 2001.

         Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets", which resulted in a $4.8 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle. The recording of this non-cash charge for the impairment of goodwill resulted in a net loss of $3.4 million ($.29 diluted EPS) for the quarter ended March 31, 2002.

         At March 31, 2002, the company had a revenue backlog of $82.8 million and a labor backlog of approximately 1.3 million man-hours remaining to work.

                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)

                                                   March 31,    December 31,
                                                      2002          2001
                                                   ----------   -----------
Cash and short-term investments                    $   28,887   $   35,032
Total current assets                                   58,851       55,461
Property, plant and equipment, at cost,net             43,060       41,666
Total assets                                          102,558      102,538
Total current liabilities                              12,028        8,860
Debt                                                        0            0
Shareholders' equity                                   85,549       88,905
Total liabilities and shareholders' equity            102,558      102,538

         Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.

                                                                    EXHIBIT 99.2

                          GULF ISLAND FABRICATION, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (in thousands, except per share data)


                                                                        THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                     ------------------------
                                                                        2002          2001
                                                                     ----------    ----------
Revenue                                                              $   27,246    $   27,558
Cost of revenue                                                          24,448        25,275
                                                                     ----------    ----------
Gross profit                                                              2,798         2,283
General and administrative expenses                                         908         1,141
                                                                     ----------    ----------
Operating income                                                          1,890         1,142

Other income (expense):
   Interest expense                                                          (9)           (9)
   Interest income                                                          160           314
   Other                                                                     57            (7)
                                                                     ----------    ----------
                                                                            208           298
                                                                     ----------    ----------

Income before income taxes                                                2,098         1,440

Income taxes                                                                713           522
                                                                     ----------    ----------

Net income before cumulative effect of                                    1,385           918
 change in accounting principle

Cumulative effect of change in accounting principle (1)                  (4,765)           --
                                                                     ----------    ----------

Net income (loss)                                                    $   (3,380)   $      918
                                                                     ==========    ==========

Per share data:

   Basic earnings (loss) per share:
    Net income before cumulative effect of                           $     0.12    $     0.08
     change in accounting principle
    Cumulative effect of change in accounting principle (1)               (0.41)           --
                                                                     ----------    ----------
         Basic earnings (loss) per share                             $    (0.29)   $     0.08
                                                                     ==========    ==========

   Diluted income (loss) per share: (2)
    Net income before cumulative effect of                           $     0.12    $     0.08
     change in accounting principle
    Cumulative effect of change in accounting principle (1)               (0.41)           --
                                                                     ----------    ----------
         Diluted earnings (loss) per share                           $    (0.29)   $     0.08
                                                                     ==========    ==========

        Weighted-average shares                                          11,708        11,696
        Effect of dilutive securities: employee stock options                66           149
                                                                     ----------    ----------
        Adjusted weighted-average shares (2)                             11,774        11,845
                                                                     ==========    ==========

Depreciation and amortization included in expense above              $    1,142    $    1,185
                                                                     ==========    ==========


(1) The Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No.142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.